EXHIBIT 99


                              FOR IMMEDIATE RELEASE

WESTERN MICROWAVE, INC. (WMIC)                       May 13, 1996
CONTACT:   DR. IBRAHIM HEFNI
           TEL:  (415) 399-9777

Woodside, California -- Western Microwave, Inc. (the "Company") today announced that it has been notified by The Nasdaq Stock Market, Inc. that effective May 9, 1996, the Company's securities have been delisted from the Nasdaq SmallCap Market. In its notice of delisting, Nasdaq advised the Company that the Company was analogous to a "public shell" as a result of the sale by the Company of substantially all of its operating assets and business in July, 1995. The Company's remaining activity involves the resolution of its ongoing environmental liability for the cleanup of its former facility in Sunnyvale, California.

At the time of the delisting, the Company's Board of Directors had approved a Plan of Dissolution and Liquidation of the Company and was in the process of preparing proxy solicitation materials for use at a Special Meeting of Shareholders to be held for the purpose of acting upon the Plan. It is anticipated that a Special Meeting of Shareholders to consider and act upon the Plan will be held on or before July 30, 1996.

The Company also announced its results of operations for the second quarter of fiscal 1996 (the three and six months ended March 31, 1996) as follows:

                                             Three Months Ended                               Six Months Ended
                                                   March 31,                                       March 31,
                                           ----------------------------                  --------------------------
                                             1996             1995                       1996               1995
                                             ----             ----                       ----               ----
Sales                                      $       0          $ 606,571                $       0           $1,114,884
Cost of sales                                      0            406,260                        0              779,121
                                           ----------        -----------              -----------          -----------
           Gross profit                            0            200,311                        0              335,763

Selling, general and administrative
           expenses                          237,906            179,262                  515,332              311,024
Investment income                           (173,598)          (101,755)                (284,951)            (181,203)
Other income                                 (10,927)                 0                  (44,232)                   0
                                           ----------        -----------              -----------          -----------
                                              53,381             77,507                  186,149              129,821

           Net income (loss) before
           income taxes                      (53,381)           122,804                 (186,149)             205,942

Income tax expense                                 0            (21,707)                       0              (30,891)
                                           ----------        -----------              -----------          -----------

           Net (loss) income                $(53,381)          $101,097                $(186,149)            $175,051
                                           ==========        ===========              ===========          ===========

           Net (loss) income per share        ($0.04)             $0.08                   ($0.13)               $0.13
                                           ==========        ===========              ===========          ===========

Weighted average number of shares of
           common stock outstanding        1,378,491          1,384,591                1,378,491            1,384,591
                                           ==========        ===========              ===========          ===========